Exhibit 99.1

News Release

Lockheed Martin Reports Second Quarter 2017 Results

•	Net sales of $12.7 billion
•	Net earnings from continuing operations of $942 million, or $3.23 per share
•	Generated cash from operations of $1.5 billion
•	Returned $1.0 billion to stockholders, inclusive of $500 million in share repurchases
•	Increases 2017 outlook for sales, operating profit and earnings per share

BETHESDA, Md., July 18, 2017 – Lockheed Martin [NYSE: LMT] today reported second quarter 2017 net sales of $12.7 billion, compared to $11.6 billion in the second quarter of 2016. Net earnings from continuing operations in the second quarter of 2017 were $942 million, or $3.23 per share, compared to $899 million, or $2.93 per share, in the second quarter of 2016. Cash from operations in both the second quarter of 2017 and 2016 was $1.5 billion.

“Based on the corporation’s strong results this quarter we increased our 2017 financial guidance for sales, profit, and earnings” said Chairman, President, and CEO Marillyn Hewson. “Our team remains focused on performing with excellence for our customers and continuing to deliver growth and outstanding value to shareholders.”

Summary Financial Results

The following table presents the corporation’s summary financial results.

(in millions, except per share data)[1]	Quarters Ended		Six Months Ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Net sales	$12,685	$11,577	$23,742	$21,945

Business segment operating profit	$1,328	$1,273	$2,379	$2,387
Unallocated items
FAS/CAS pension adjustment	219	222	436	446
Special item - severance charges	–	–	–	(80)
Other, net	(62)	(120)	(181)	(220)
Total unallocated items	157	102	255	146
Consolidated operating profit	$1,485	$1,375	$2,634	$2,533

Net earnings from
Continuing operations	$942	$899	$1,705	$1,705
Discontinued operations	–	122	–	214
Net earnings	$942	$1,021	$1,705	$1,919

Diluted earnings per share from
Continuing operations	$3.23	$2.93	$5.84	$5.54
Discontinued operations	–	0.39	–	0.69
Diluted earnings per share	$3.23	$3.32	$5.84	$6.23

Cash from operations	$1,544	$1,473	$3,210	$3,140

[1]

On Aug. 16, 2016, the corporation completed the divestiture of its Information Systems & Global Solutions (IS&GS) business. Accordingly, the operating results of IS&GS have been classified as discontinued operations in the quarter and six months of 2016. However, cash from operations in the quarter and six months of 2016 includes cash generated by IS&GS of approximately $125 million and $295 million, respectively, as the corporation retained this cash as part of the divestiture. For additional information regarding changes to the corporation affecting the comparability of its operating results, refer to the “Acquisition and Divestiture” section in this news release.

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2017 Financial Outlook

The following table and other sections of this news release contain forward-looking statements, which are based on the corporation’s current expectations. Actual results may differ materially from those projected. It is the corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law and restructuring activities until such items have been consummated or enacted. For additional factors that may impact the corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

(in millions, except per share data)	Current Update	April Outlook

Net sales	$49,800 – $51,000	$49,500 – $50,700

Business segment operating profit	$5,020 – $5,140	$4,985 – $5,105
FAS/CAS pension adjustment	~880	~880
Other, net	~(325)	~(350)
Consolidated operating profit	$5,575 – $5,695	$5,515 – $5,635

Diluted earnings per share	$12.30 – $12.60	$12.15 – $12.45

Cash from operations	≥ $6,000	≥ $6,000

Cash Deployment Activities

The corporation’s cash deployment activities in the second quarter of 2017 consisted of the following:

•	repurchasing 1.9 million shares for $500 million, compared to 2.1 million shares for $501 million in the second quarter of 2016;
•	paying cash dividends of $525 million, compared to $501 million in the second quarter of 2016; and
•	making capital expenditures of $278 million, compared to $235 million in the second quarter of 2016.

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Segment Results

The corporation operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space Systems.

The following table presents summary operating results of the corporation’s business segments and reconciles these amounts to the corporation’s consolidated financial results.

(in millions)	Quarters Ended		Six Months Ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Net sales
Aeronautics	$5,225	$4,375	$9,331	$8,174
Missiles and Fire Control	1,637	1,680	3,126	3,114
Rotary and Mission Systems	3,410	3,303	6,511	6,307
Space Systems	2,413	2,219	4,774	4,350
Total net sales	$12,685	$11,577	$23,742	$21,945

Operating profit
Aeronautics	$550	$478	$986	$898
Missiles and Fire Control	268	253	487	474
Rotary and Mission Systems	254	202	362	431
Space Systems	256	340	544	584
Total business segment operating profit	1,328	1,273	2,379	2,387
Unallocated items
FAS/CAS pension adjustment	219	222	436	446
Special item - severance charges	–	–	–	(80)
Other, net	(62)	(120)	(181)	(220)
Total unallocated items	157	102	255	146
Total consolidated operating profit	$1,485	$1,375	$2,634	$2,533

Operating profit of the business segments includes the corporation’s share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of the corporation’s business segments. United Launch Alliance (ULA), which is part of the Space Systems business segment, is the corporation’s primary equity method investee. Operating profit of the corporation’s business segments excludes the FAS/CAS pension adjustment, which represents the difference between total pension expense recorded in accordance with U.S. generally accepted accounting principles (FAS) and pension costs recoverable on U.S. Government contracts as determined in accordance with U.S. Government Cost Accounting Standards (CAS); expense for stock-based compensation; the effects of items not considered part of management’s evaluation of segment operating performance, such as charges related to significant severance actions and certain asset impairments; gains

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or losses from significant divestitures; the effects of certain legal settlements; corporate costs not allocated to the corporation’s business segments; and other miscellaneous corporate activities.

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract.

In addition, comparability of the corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to complete and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and margin may also be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters, cost recoveries on restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of certain assets.

The corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 37 percent of total segment operating profit in the second quarter of 2017, compared to approximately 28 percent in the second quarter of 2016.

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Aeronautics

(in millions)	Quarters Ended		Six Months Ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Net sales	$5,225	$4,375	$9,331	$8,174
Operating profit	$550	$478	$986	$898
Operating margin	10.5%	10.9%	10.6%	11.0%

Aeronautics’ net sales in the second quarter of 2017 increased $850 million, or 19 percent, compared to the same period in 2016. The increase was primarily attributable to higher net sales of approximately $525 million for the F-35 program due to increased volume on aircraft production and sustainment activities; and about $120 million for the C-130 program due to aircraft configuration mix; and about $110 million for the C-5 program primarily due to increased deliveries (three aircraft delivered in 2017 compared to two in 2016) and higher sustainment activities.

Aeronautics’ operating profit in the second quarter of 2017 increased $72 million, or 15 percent, compared to the same period in 2016. Operating profit increased approximately $90 million for the F-35 program due to increased volume on aircraft production and sustainment activities and higher risk retirements; and about $35 million for the C-5 program due to higher risk retirements and increased deliveries. These increases were partially offset by a decrease of about $30 million for the C-130 program due to the timing of expenses for sustainment programs. Adjustments not related to volume, including net profit booking rate adjustments, were about $55 million higher in the second quarter of 2017 compared to the same period in 2016.

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Missiles and Fire Control

(in millions)	Quarters Ended		Six Months Ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Net sales	$1,637	$1,680	$3,126	$3,114
Operating profit	$268	$253	$487	$474
Operating margin	16.4%	15.1%	15.6%	15.2%

MFC’s net sales in the second quarter of 2017 decreased $43 million, or 3 percent, compared to the same period in 2016. The decrease was attributable to lower net sales of approximately $120 million for air and missile defense programs due to lower deliveries on certain programs (primarily Patriot Advanced Capability (PAC-3)). This decrease was partially offset by an increase of approximately $100 million for tactical missile programs due to product configuration mix (primarily Joint Air-to-Surface Standoff Missile (JASSM)) and due to higher deliveries (primarily Hellfire).

MFC’s operating profit in the second quarter of 2017 increased $15 million, or 6 percent, compared to the same period in 2016. Operating profit increased approximately $25 million for air and missile defense programs due to the achievement of contract milestones on an international program and a reserve recorded in the second quarter of 2016 for a contractual matter that did not recur in 2017. This increase was partially offset by a decrease of approximately $10 million for tactical missiles programs primarily due to performance matters on certain programs. Adjustments not related to volume, including net profit booking rate adjustments, in the second quarter of 2017 were comparable to the same period in 2016.

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Rotary and Mission Systems

(in millions)	Quarters Ended		Six Months Ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Net sales	$3,410	$3,303	$6,511	$6,307
Operating profit	$254	$202	$362	$431
Operating margin	7.4%	6.1%	5.6%	6.8%

RMS’ net sales in the second quarter of 2017 increased $107 million, or 3 percent, compared to the same period in 2016. The increase was primarily attributable to higher net sales of approximately $105 million due to certain adjustments recorded in 2016 required to account for the November 6, 2015 acquisition of Sikorsky; about $55 million for C4ISR & undersea systems & sensors (C4USS) programs due to higher volume; and about $35 million for Sikorsky helicopter programs due to higher commercial aircraft deliveries (three aircraft delivered in 2017 compared to none in 2016). These increases were partially offset by a decrease of approximately $90 million for cyber, ships, and advanced technologies (CSAT) programs (primarily Littoral Combat Ship) due to lower volume.

RMS’ operating profit in the second quarter of 2017 increased $52 million, or 26 percent, compared to the same period in 2016. Operating profit increased approximately $40 million for Sikorsky helicopter programs primarily due to higher risk retirements; about $25 million for C4USS programs primarily due to a charge for performance matters on the EADGE-T contract recorded in the second quarter of 2016; and approximately $10 million due to certain adjustments recorded in 2016 required to account for the November 6, 2015 acquisition of Sikorsky. These increases were partially offset by a decrease in operating profit of approximately $20 million for CSAT programs primarily due to performance matters on certain programs and lower volume. Adjustments not related to volume, including net profit booking rate adjustments, were about $70 million higher in the second quarter of 2017 compared to the same period in 2016.

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Space Systems

(in millions)	Quarters Ended		Six Months Ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Net sales	$2,413	$2,219	$4,774	$4,350
Operating profit	$256	$340	$544	$584
Operating margin	10.6%	15.3%	11.4%	13.4%

Space Systems’ net sales in the second quarter of 2017 increased $194 million, or 9 percent, compared to the same period in 2016. The increase was attributable to approximately $275 million due to net sales from AWE Management Limited (AWE), which the corporation began consolidating in the third quarter of 2016. This increase was partially offset by decreases of approximately $45 million for other programs in strategic missile and defense systems and a decrease of $30 million for government satellite programs (primarily Advanced Extremely High Frequency (AEHF) and Mobile User Objective Systems (MUOS)) both due to lower volume.

Space Systems’ operating profit in the second quarter of 2017 decreased $84 million, or 25 percent, compared to the same period in 2016. Operating profit decreased about $70 million due to lower equity earnings from ULA; and a net $40 million increase in charges due to performance matters on certain commercial satellite programs. These decreases were partially offset by an increase of approximately $20 million for government satellite programs due to increased risk retirements, partially offset by a decrease due to contract mix (primarily ground solutions) and lower volume (primarily AEHF and MUOS). Adjustments not related to volume, including net profit booking rate adjustments, were about $10 million higher in the second quarter of 2017 compared to the same period in 2016.

Total equity earnings recognized by Space Systems (primarily ULA) represented approximately $45 million, or 18 percent, of this business segment’s operating profit in the second quarter of 2017, compared to approximately $120 million, or 35 percent, in the second quarter of 2016.

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Unallocated items

(in millions)	Quarters Ended		Six Months Ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Unallocated items
FAS/CAS pension adjustment	$219	$222	$436	$446
Special item - severance charges	–	–	–	(80)
Other, net	(62)	(120)	(181)	(220)
Total unallocated items	$157	$102	$255	$146

Consistent with the manner in which the corporation’s business segment operating performance is evaluated by senior management, certain items are excluded from the business segment results and are included in “Unallocated items.” For a description of the items excluded from business segment results, refer to the “Segment Results” section in this news release.

On Aug. 16, 2016, the corporation completed the divestiture of its former IS&GS business. Accordingly, the operating results of IS&GS have been classified as discontinued operations in the quarter and six months ended June 26, 2016. Certain corporate overhead costs that were historically allocated to and included in the operating results of IS&GS in the quarter ended June 26, 2016 have been reclassified into “Unallocated items” and included in the results of the corporation’s continuing operations because they were not directly attributable to IS&GS and the corporation continues to incur these costs subsequent to the divestiture. The amount of corporate overhead costs previously included in the operating results of IS&GS that have been reclassified to and included in the results of the corporation’s continuing operations were $30 million in the quarter ended June 26, 2016. These costs are included in the “Other, net” line.

Additionally, the corporation retained all assets and obligations related to the pension benefits earned by former IS&GS business salaried employees through the date of divestiture. Therefore, the non-service portion of net pension costs (e.g., interest cost, actuarial gains and losses and expected return on plan assets) for these plans in the quarter ended June 26, 2016 have been reclassified from the operating results of the IS&GS business segment and reported as a reduction of the FAS/CAS pension adjustment. These net costs totaled $21 million in the quarter ended June 26, 2016. These costs are included in the “FAS/CAS pension adjustment” line.

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Income Taxes

The corporation’s effective income tax rate was 28.8 percent in the second quarter of 2017, compared to 25.7 percent in the second quarter of 2016. The rates for both periods benefited from tax deductions for U.S. manufacturing activities, dividends paid to the corporation’s defined contribution plans with an employee stock ownership plan feature, tax deductions for employee equity awards, and the research and development tax credit.

Acquisition and Divestiture

On Aug. 16, 2016, the corporation divested its IS&GS business. Accordingly, the operating results of the IS&GS business have been classified as discontinued operations in the quarter and six months ended June 26, 2016. However, cash from operations reported in the quarter and six months ended June 26, 2016 includes the cash generated by IS&GS of approximately $125 million and $295 million, respectively, as the corporation retained this cash as part of the divestiture. Certain items have been reclassified between “Unallocated items” in continuing operations and net earnings from discontinued operations as a result of the divestiture of IS&GS. See the “Unallocated items” section in this news release for additional information related to these reclassifications. Amounts in this news release reflect continuing operations unless otherwise noted.

On Aug. 24, 2016, the corporation increased its ownership interest in the AWE venture from 33 percent to 51 percent at which time it began consolidating AWE. Consequently, the corporation’s operating results for the quarter ended June 25, 2017 include 100 percent of AWE’s sales and 51 percent of its operating profit. Prior to increasing its ownership interest, the corporation accounted for its investment in AWE using the equity method of accounting. Under the equity method, the corporation recognized only 33 percent of AWE’s earnings or losses and no sales. Accordingly, the corporation’s operating results for the quarter ended June 26, 2016 do not include any sales generated by AWE and only 33 percent of AWE’s net earnings.

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Conference Call Information

Lockheed Martin will webcast live its second quarter 2017 earnings results conference call (listen-only mode) on Tuesday, July 18, 2017, at 11:00 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit our website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 97,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contact:

Bill Phelps, 301-897-6308; william.phelps@lmco.com

Investor Relations Contacts:

Greg Gardner, 301-897-6584; greg.m.gardner@lmco.com

Kelly Stevens, 301-897-6455; kelly.stevens@lmco.com

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Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•	the corporation’s reliance on contracts with the U.S. Government, all of which are conditioned upon the availability of funding and can be terminated by the U.S. Government for convenience, and the corporation’s ability to negotiate favorable contract terms;
•	budget uncertainty and the potential for a government shutdown; affordability initiatives; the implementation of automatic sequestration under the Budget Control Act of 2011 or Congressional actions intended to replace sequestration;
•	risks related to the development, production, performance, schedule, cost and requirements of complex and technologically advanced programs including the corporation’s largest, the F-35 program;
•	economic, industry, business and political conditions (domestic and international) including their effects on governmental policy;
•	our success expanding into and doing business in adjacent markets and internationally; the differing risks posed by international sales, including those involving commercial relationships with unfamiliar customers and different cultures; that in some instances our ability to recover investments is dependent upon the successful operation of ventures that we do not control; and changes in foreign national priorities, and foreign government budgets;
•	the competitive environment for the corporation’s products and services, including increased pricing pressures, competition from outside the aerospace and defense industry, and increased bid protests;
•	planned production rates for significant programs; compliance with stringent performance and reliability standards; materials availability;
•	the performance and financial viability of key suppliers, teammates, ventures, venture partners, subcontractors and customers;
•	the timing and customer acceptance of product deliveries;
•	the corporation’s ability to continue to innovate and develop new products and to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;
•	the impact of cyber or other security threats or other disruptions to the corporation’s businesses;
•	the corporation’s ability to implement and continue capitalization changes such as share repurchase activity and payment of dividends, pension funding as well as the pace and effect of any such capitalization changes;
•	the corporation’s ability to recover certain costs under U.S. Government contracts and changes in contract mix;

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•	the accuracy of the corporation’s estimates and projections and the potential impact of changes in U.S. or foreign tax laws;
•	movements in interest rates and other changes that may affect pension plan assumptions, equity, the level of the FAS/CAS adjustment and actual returns on pension plan assets;
•	realizing the anticipated benefits of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations, and the corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services;
•	the ability to realize synergies and other expected benefits of the Sikorsky acquisition; remediation of the material weakness in internal control over financial reporting related to Sikorsky;
•	risk of an impairment of goodwill, investments or other long-term assets, including the potential impairment of goodwill, intangible assets and inventory recorded as a result of the Sikorsky acquisition if Sikorsky does not perform as expected, has a deterioration of projected cash flows, negative changes in market factors, including oil and gas trends, or a significant increase in carrying value of the reporting unit;
•	risks related to the achievement of the intended benefits and tax treatment of the divestiture of the corporation’s former IS&GS business;
•	the adequacy of the corporation’s insurance and indemnities;
•	the effect of changes in (or the interpretation of): legislation, regulation or policy, including those applicable to procurement (including competition from fewer and larger prime contractors), cost allowability or recovery, accounting, taxation, or export; and
•	the outcome of legal proceedings, bid protests, environmental remediation efforts, government investigations or government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in the corporation’s business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the corporation’s filings with the U.S. Securities and Exchange Commission (SEC) including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2016 and subsequent quarterly reports on Form 10-Q. The corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

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Lockheed Martin Corporation

Consolidated Statements of Earnings1, 2

(unaudited; in millions, except per share data)

	Quarters Ended		Six Months Ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016

Net sales	$12,685	$11,577	$23,742	$21,945
Cost of sales	(11,260)	(10,347)	(21,164)	(19,620)
Gross profit	1,425	1,230	2,578	2,325
Other income, net	60	145	56	208
Operating profit	1,485	1,375	2,634	2,533
Interest expense	(160)	(165)	(315)	(330)
Other non-operating (expense) income, net	(2)	-	(1)	1
Earnings from continuing operations before income taxes	1,323	1,210	2,318	2,204
Income tax expense	(381)	(311)	(613)	(499)
Net earnings from continuing operations	942	899	1,705	1,705
Net earnings from discontinued operations	-	122	-	214
Net earnings	$942	$1,021	$1,705	$1,919
Effective tax rate	28.8%	25.7%	26.4%	22.6%

Earnings per common share
Basic
Continuing operations	$3.27	$2.97	$5.90	$5.61
Discontinued operations	-	0.40	-	0.71
Basic earnings per common share	$3.27	$3.37	$5.90	$6.32

Diluted
Continuing operations	$3.23	$2.93	$5.84	$5.54
Discontinued operations	-	0.39	-	0.69
Diluted earnings per common share	$3.23	$3.32	$5.84	$6.23

Weighted average shares outstanding
Basic	288.5	303.1	289.2	303.8
Diluted	291.2	307.1	292.0	307.9

Common shares reported in stockholders' equity at end of period			286	301

[1]	The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on June 25 for the second quarter of 2017 and June 26 for the second quarter of 2016. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.

[2]	On Aug. 16, 2016, the corporation completed the divestiture of its Information Systems & Global Solutions (IS&GS) business. Accordingly, the operating results of IS&GS have been classified as discontinued operations in the quarter and six months ended June 26, 2016.

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Lockheed Martin Corporation

Business Segment Summary Operating Results

(unaudited; in millions)

	Quarters Ended				Six Months Ended
	June 25, 2017	June 26, 2016	% Change		June 25, 2017	June 26, 2016	% Change
Net sales
Aeronautics	$5,225	$4,375	19%		$9,331	$8,174	14%
Missiles and Fire Control	1,637	1,680	(3	) %	3,126	3,114	-%
Rotary and Mission Systems	3,410	3,303	3%		6,511	6,307	3%
Space Systems	2,413	2,219	9%		4,774	4,350	10%
Total net sales	$12,685	$11,577	10%		$23,742	$21,945	8%

Operating profit
Aeronautics	$550	$478	15%		$986	$898	10%
Missiles and Fire Control	268	253	6%		487	474	3%
Rotary and Mission Systems	254	202	26%		362	431	(16	) %
Space Systems	256	340	(25	) %	544	584	(7	) %
Total business segment operating profit	1,328	1,273	4%		2,379	2,387	-%
Unallocated items
FAS/CAS pension adjustment	219	222			436	446
Special item - severance	-	-			-	(80)
Other, net[1]	(62)	(120)			(181)	(220)
Total unallocated items	157	102	54%		255	146	75%
Total consolidated operating profit	$1,485	$1,375	8%		$2,634	$2,533	4%

Operating margins
Aeronautics	10.5%	10.9%			10.6%	11.0%
Missiles and Fire Control	16.4%	15.1%			15.6%	15.2%
Rotary and Mission Systems	7.4%	6.1%			5.6%	6.8%
Space Systems	10.6%	15.3%			11.4%	13.4%
Total business segment operating margins	10.5%	11.0%			10.0%	10.9%

Total consolidated operating margins	11.7%	11.9%			11.1%	11.5%

[1]	On Aug. 16, 2016, the corporation completed the divestiture of its IS&GS business. Accordingly, the operating results of IS&GS have been classifed as discontinued operations in the quarter and six months ended June 26, 2016, the corporation reclassified $30 million of corporate overhead costs incurred in the quarter ended June 26, 2016 from the IS&GS business to other unallocated, net in our consolidated statement of earnings.

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Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	June 25, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$2,452	$1,837
Receivables, net	8,762	8,202
Inventories, net	4,941	4,670
Other current assets	411	399
Total current assets	16,566	15,108

Property, plant and equipment, net	5,532	5,549
Goodwill	10,780	10,764
Intangible assets, net	3,944	4,093
Deferred income taxes	6,332	6,625
Other noncurrent assets	5,557	5,667
Total assets	$48,711	$47,806

Liabilities and equity
Current liabilities
Accounts payable	$2,554	$1,653
Customer advances and amounts in excess of costs incurred	6,460	6,776
Salaries, benefits and payroll taxes	1,796	1,764
Other current liabilities	2,831	2,349
Total current liabilities	13,641	12,542

Long-term debt, net	14,283	14,282
Accrued pension liabilities	13,960	13,855
Other postretirement benefit liabilities	859	862
Other noncurrent liabilities	4,619	4,659
Total liabilities	47,362	46,200

Stockholders' equity
Common stock, $1 par value per share	286	289
Additional paid-in capital	-	-
Retained earnings	12,616	13,324
Accumulated other comprehensive loss	(11,637)	(12,102)
Total stockholders' equity	1,265	1,511
Noncontrolling interests in subsidiary	84	95
Total equity	1,349	1,606
Total liabilities and equity	$48,711	$47,806

17

Lockheed Martin Corporation

Consolidated Statements of Cash Flows1

(unaudited; in millions)

	Six Months Ended
	June 25, 2017	June 26, 2016

Operating activities
Net earnings	$1,705	$1,919
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	581	593
Stock-based compensation	101	97
Severance charges	-	99
Changes in assets and liabilities
Receivables, net	(560)	(1,214)
Inventories, net	(271)	(233)
Accounts payable	940	806
Customer advances and amounts in excess of costs incurred	(316)	239
Postretirement benefit plans	685	515
Income taxes	3	237
Other, net	342	82
Net cash provided by operating activities	3,210	3,140

Investing activities
Capital expenditures	(448)	(386)
Other, net	9	59
Net cash used for investing activities	(439)	(327)

Financing activities
Repurchases of common stock	(1,000)	(1,002)
Dividends paid	(1,069)	(1,034)
Repayments of long-term debt	-	(452)
Proceeds from stock option exercises	44	53
Other, net	(131)	(199)
Net cash used for financing activities	(2,156)	(2,634)

Net change in cash and cash equivalents	615	179
Cash and cash equivalents at beginning of period	1,837	1,090
Cash and cash equivalents at end of period	$2,452	$1,269

[1]	On Aug. 16, 2016, the corporation completed the divestiture of its IS&GS business. Accordingly, the operating results of IS&GS have been classified as discontinued operations in the six months of 2016. However, cash from operations in the six months of 2016 includes cash generated by IS&GS of approximately $295 million, as the corporation retained this cash as part of the divestiture.

18

Lockheed Martin Corporation

Consolidated Statement of Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total	Noncontrolling
	Common	Paid-in	Retained	Comprehensive	Stockholders'	Interests	Total
	Stock	Capital	Earnings	Loss	Equity	in Subsidiary	Equity

Balance at Dec. 31, 2016	$289	$-	$13,324	$(12,102)	$1,511	$95	$1,606
Net earnings	-	-	1,705	-	1,705	-	1,705
Other comprehensive income, net of tax[1]	-	-	-	465	465	-	465
Repurchases of common stock	(4)	(168)	(828)	-	(1,000)	-	(1,000)
Dividends declared[2]	-	-	(1,585)	-	(1,585)	-	(1,585)
Stock-based awards and ESOP activity	1	168	-	-	169	-	169
Net decrease in noncontrolling interests in subsidiary	-	-	-	-	-	(11)	(11)
Balance at June 25, 2017	$286	$-	$12,616	$(11,637)	$1,265	$84	$1,349

[1]	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to postretirement benefit plans.

[2]	Represents dividends of $1.82 per share declared for the first, second and third quarters of 2017. In the second quarter, the corporation declared the second and third quarter dividends. However, the third quarter dividend will be paid in Sept. 2017.

19

Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

Backlog	June 25, 2017	Dec. 31, 2016
Aeronautics	$32,000	$34,200
Missiles and Fire Control	15,000	14,700
Rotary and Mission Systems	26,700	28,400
Space Systems	18,400	18,900
Total backlog	$92,100	$96,200

	Quarters Ended		Six Months Ended
Aircraft Deliveries	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
F-35	14	14	29	20
F-16	3	3	5	5
C-130J	6	6	11	12
C-5	3	2	4	4
Government helicopter programs	39	46	71	87
Commercial helicopter programs	3	-	3	5
International military helicopter programs	-	-	1	-

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